Exhibit 99.1
Holly Energy Partners, L.P. Reports Fourth Quarter Earnings
February 5, 2007
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported fourth quarter net income of $9.7 million ($0.56 per basic and diluted limited partner unit) for the three months ended December 31, 2006 as compared to $7.2 million ($0.43 per basic and diluted limited partner unit) for the three months ended December 31, 2005. Net income for the year ended December 31, 2006 was $27.5 million ($1.60 per basic and diluted limited partner unit) as compared to net income of $26.8 million ($1.70 per basic and diluted limited partner unit) for the year ended December 31, 2005.
The increase in net income for the three months ended December 31, 2006, as compared to the same period of 2005, was principally due to increases in volumes transported by affiliates on both our intermediate and refined product pipeline systems following the completion by Holly Corporation (NYSE-HOC) in June 2006 of an expansion of the Navajo refinery, combined with the effects of the annual tariff increases on our pipelines and the recognition of certain previously deferred revenue. Partially offsetting these positive factors was a decrease in volumes transported by third parties on our refined product pipeline systems.
The increase in net income for the year ended December 31, 2006, as compared to the same period of 2005, was principally due to the earnings generated from the intermediate pipelines acquired from Holly on July 8, 2005, for which we realized earnings for only six months in 2005, and increases in volumes transported by affiliates on both our intermediate and refined product pipeline systems following the completion by Holly Corporation in June 2006 of an expansion of the Navajo refinery. Also favorably impacting earnings in 2006 were the effects of the annual tariff increases on our pipelines and the recognition of certain previously deferred revenue. Partially offsetting these positive factors was a reduction of volumes transported and terminalled in the second quarter of 2006 due to significant refinery downtime experienced by all of the refineries utilizing our refined product distribution network and higher interest expense principally related to the senior notes issued in connection with the pipeline and terminal assets acquired from Alon USA, Inc. (NYSE-ALJ) in early 2005 and the intermediate pipelines acquired from Holly in July 2005.
Revenues of $25.3 million for the three months ended December 31, 2006 were $2.7 million higher than the $22.6 million for the comparable period of 2005. This increase resulted principally from the increased volumes transported by affiliates on our pipeline systems due mainly to Holly’s expansion of its Navajo refinery, combined with the recognition of certain previously deferred revenue and the effects of the annual tariff increase on our pipelines. These favorable factors were partially offset by a decrease in volumes transported by third parties on our refined product pipeline systems. Revenues from refined product pipelines increased by $1.4 million from $16.5 million for the quarter ended December 31, 2005 to $17.9 million for the quarter ended December 31, 2006. Revenues from the intermediate pipelines increased by $1.0 million from $2.4 million for the quarter ended December 31, 2005 to $3.4 million for the quarter ended December 31, 2006. This increase in intermediate pipeline revenues includes $0.5 million attributable to the recognition of previously deferred revenue as the contractual period for us to provide certain pipeline services had expired. Revenues from terminal and truck loading rack service fees increased by $0.4 million from $3.6 million for the quarter ended December 31, 2005 to $4.0 million for the quarter ended December 31, 2006.

Revenues of $89.2 million for the year ended December 31, 2006 were $9.1 million greater than the $80.1 million for the comparable period of 2005. This increase was principally due to an increase in volumes transported on the pipeline and terminal assets acquired from Alon in early 2005 and the intermediate pipelines acquired from Holly in July 2005, for which we realized revenues for only ten and six of the twelve months of 2005, respectively. Additionally, favorably impacting revenues for the year ended December 31, 2006 was the recognition of certain previously deferred revenue, an increase in volumes transported by affiliates following the Navajo refinery expansion, and the effects of the annual tariff increases on our pipelines. Partially offsetting these increases, was a reduction of volumes transported and terminalled in the second quarter of 2006 due to significant refinery downtime experienced by all of the refineries utilizing our refined product distribution network. Also impacting revenue for the year ended December 31, 2006, BP Plc (“BP”) completed its obligation to pay the border crossing fee under BP’s Rio Grande Pipeline contract in 2005. We did not have border crossing fee revenues for the year ended December 31, 2006 as compared to $0.8 million in 2005, due to the fulfillment of this contract. Revenues from refined product pipelines increased by $2.7 million from $60.7 million for the year ended December 31, 2005 to $63.4 million for the year ended December 31, 2006. Revenues from the intermediate pipelines increased by $6.1 million from $4.6 million for the year ended December 31, 2005 to $10.7 million for the year ended December 31, 2006. This increase in intermediate pipeline revenues includes $1.0 million attributable to the recognition of previously deferred revenue as the contractual period for us to provide certain pipeline services had expired. Revenues from terminal and truck loading rack service fees increased from $14.7 million for the year ended December 31, 2005 to $15.1 million for the year ended December 31, 2006.
“We are pleased with our operations and the results for the fourth quarter and the full year,” said Matt Clifton, Chairman of the Board and Chief Executive Officer. “Our 2006 fourth quarter and annual results demonstrate continued progress, as we experienced record income and generated $16.7 million and $55.0 million of EBITDA for the quarter and year ended December 31, 2006, respectively. Product movements increased significantly in the second half of 2006 due to the Navajo refinery expansion. While we remain satisfied with the excellent operation of our assets, we will continue to look for organic and third-party growth opportunities for the Partnership to strengthen both revenue and EBITDA.”
On January 30, 2007, we announced our cash distribution for the fourth quarter of 2006 of $0.675 per unit, an increase of 1.5% over the amount of $0.665 distributed per unit for the third quarter of 2006. Our EBITDA for the fourth quarter was $16.7 million. After subtracting net interest expense of $2.9 million and maintenance capital expenditures of $0.2 million and adding the net increase in deferred revenues for the fourth quarter of $0.8 million, distributable cash flow for the quarter was $14.4 million.
The Partnership has scheduled a conference call today at 10:00 AM EST to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #6973169. Additionally, listeners may access the call via the internet at: http://www.videonewswire.com/event.asp?id=37530.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 82,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2006 and 2005.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$9,319	$7,440	$31,723	$29,288
Affiliates – intermediate pipelines	3,396	2,419	10,733	4,643
Third parties	8,583	9,076	31,685	31,447

	21,298	18,935	74,141	65,378

Terminals & truck loading racks:
Affiliates	2,825	2,447	10,422	10,253
Third parties	1,207	1,187	4,631	4,489

	4,032	3,634	15,053	14,742

Total revenues	25,330	22,569	89,194	80,120

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	7,010	7,163	28,630	25,332
Depreciation and amortization	3,917	4,065	15,330	14,201
General and administrative	1,164	1,005	4,854	4,047

Total operating costs and expenses	12,091	12,233	48,814	43,580

Operating income	13,239	10,336	40,380	36,540

Interest income	197	215	899	649
Interest expense, including amortization	(3,332)	(3,112)	(13,056)	(9,633)
Minority interest in Rio Grande	(445)	(282)	(680)	(740)

Net income	9,659	7,157	27,543	26,816

Less:
General partner interest in net income, including incentive distributions (1)	576	266	1,710	721

Limited partners’ interest in net income	$9,083	$6,891	$25,833	$26,095

Net income per unit applicable to limited partners (1)	$0.56	$0.43	$1.60	$1.70

Weighted average limited partners’ units outstanding	16,108	16,108	16,108	15,356

EBITDA(2)	$16,711	$14,119	$55,030	$50,001

Distributable cash flow (3)	$14,374	$11,324	$47,219	$41,438

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Volumes (bpd) (4)

Pipelines:
Affiliates – refined product pipelines	80,988	65,324	69,271	66,206
Affiliates – intermediate pipelines	65,849	58,421	57,658	28,267
Third parties	62,609	80,027	62,655	65,053

	209,446	203,772	189,584	159,526

Terminals & truck loading racks:
Affiliates	127,894	115,854	118,202	120,795
Third parties	43,222	46,557	43,285	42,334

	171,116	162,411	161,487	163,129

Total for petroleum pipelines and terminal assets (bpd)	380,562	366,183	351,071	322,655

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions made in the period. Limited partners’ interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		(In thousands)
Net income	$9,659	$7,157	$27,543	$26,816

Add interest expense	3,090	2,870	12,088	8,848
Add amortization of discount and deferred debt issuance costs	242	242	968	785
Subtract interest income	(197)	(215)	(899)	(649)
Add depreciation and amortization	3,917	4,065	15,330	14,201

EBITDA	$16,711	$14,119	$55,030	$50,001

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow attributable to partners.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		(In thousands)
Net income	$9,659	$7,157	$27,543	$26,816

Add depreciation and amortization	3,917	4,065	15,330	14,201
Add amortization of discount and deferred debt issuance costs	242	242	968	785
Increase (decrease) in deferred revenue	791	—	4,473	—
Subtract maintenance capital expenditures*	(235)	(140)	(1,095)	(364)

Distributable cash flow of partnership	$14,374	$11,324	$47,219	$41,438

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	The amounts reported in the 2005 periods include volumes from the assets acquired from Alon starting in March 2005 and the intermediate pipelines acquired from Holly starting in July 2005. The volumes subsequent to the respective asset acquisition dates are averaged over the full reported periods.
Balance Sheet Data

	December 31,	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$11,555	$20,583
Working capital	$9,450	$19,454
Total assets	$243,573	$254,775
Long-term debt	$180,660	$180,737
Partners’ equity	$36,226	$52,060
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555